December 1, 2008

Ronald D. Wilson

Dear Ron,

On behalf of Skinny Nutritional Corp. (“Skinny” or the “Company”), I am pleased to offer you the position of Chief Executive Officer and President of the Company. Please be advised that this is an offer for at-will employment with Skinny and nothing in this letter should be interpreted to mean otherwise.

Duties

Your anticipated start date for this position is immediately upon the date of execution of this offer letter. You shall, during the term of your employment with the Company as Chief Executive Officer and President, and subject to the direction and control of the Board, report directly to the Board and shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with your executive position or as may be reasonably assigned or delegated to you from time to time by the Board, consistent with your position as Chief Executive Officer and President. In general, you shall have management authority with respect to, and responsibility for, the overall operations and day-to-day business and affairs of the Company and all major operating units and executives of the Company shall report, either directly or indirectly to you.

As Chief Executive Officer and President, you have also been elected by the Board of the Company to serve on the Company’s Board of Directors. Your execution of this offer letter serves as your agreement to serve on the Company’s Board of Directors. However, you further agree that you will immediately resign from the Company’s Board of Directors if, for any reason, your employment with Company terminates.

During the term of your employment as Chief Executive Officer and President, you agree to devote substantially all of your business time and attention to the affairs of the Company and, to the extent necessary to discharge the responsibilities assigned hereunder, use your best efforts in the performance of your duties. You will be based in the metropolitan Philadelphia, Pennsylvania area, but you acknowledge that you will be required to travel on business on a reasonable basis.

Compensation and Benefits

As compensation for your service as Chief Executive Officer and President, you will receive a base salary at an annual rate of $150,000, paid in accordance with the Company’s payroll policy. The Company will also provide you with the following benefits: (a) a car allowance of $700 per month; (b) reimbursement of health benefits or cash equivalent in an amount not to exceed $1,000 per month; and (c) $2,000 per month for a rental lease for housing for 1 year period. All payments pursuant to this offer letter will be subject to applicable withholding taxes.

You will also be granted the following equity awards: (a) 2,000,000 shares of restricted common stock, which shall be vested upon the commencement of your service as Chief Executive Officer and President; (b) warrants to purchase 2,000,000 shares of common stock, exercisable in full for a period of five years commencing on the date of grant at an exercise price equal to the closing price of the Company’s common stock on the date of grant; and (c) subject to the approval of the Company’s board of directors and stockholders of a new equity compensation plan, options to purchase 2,000,000 shares of common stock, exercisable for a period of five years and which options will vest in full on the first anniversary of the grant date and have an exercise price equal to the fair market value of the Company’s common stock, as determined in accordance with the new equity compensation plan, on the date that such plan is approved by the Company’s stockholders.

Other Matters

You will be required to sign the Company’s customary Confidentiality, Non-Solicitation and Invention Assignment Agreement (the “Confidentiality Agreement”) as a condition of employment.  A copy of this agreement is enclosed. You have represented that you are under no covenant or agreement restricting your ability to enter into an employment relationship with us. Furthermore, you have not disclosed any confidential or proprietary information of any kind to the Company, and it is the Company’s position that you may not do so in the future.

As a condition of your employment, please read and acknowledge the following statements:

“I recognize that my employment relationship with the Company is of an “at will” nature, which means that I may resign at any time and the Company may discharge me at any time with or without cause or prior notice. I understand that this letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment.

Additionally, I understand that false or misleading information contained in my resume or employment application or interview(s), may result in my immediate discharge. I understand also, that I am required to abide by all rules and regulations of the Company and that I am subject to the Company’s employment policies as such may change from time to time.

I acknowledge that certain of the Company’s securities are traded in the public marketplace and that, as such, there are restrictions on my ability to buy and sell the Company’s securities, including restrictions relating to trading with knowledge of non-public information.”

This offer letter together with the Confidentiality Agreement sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior verbal discussions between us. Your signature below indicates your acceptance of this at-will employment offer.

Sincerely,

Skinny Nutritional Corp.

/s/ Michael Salaman
By: Michael Salaman, Chairman

Accepted and Agreed to as of December 1, 2008:

/s/ Ronald D. Wilson
Ronald D. Wilson